Exhibit 99.1

                               Corporate & financial news release

SCOTT’S LIQUID GOLD-INC. REPORTS THIRD QUARTER RESULTS

Third Quarter 2020 Highlights:

•	Net sales of $7.2 million, negatively impacted by COVID-related supply chain issues, partially offset by Biz and Dryel acquisition

•	Net loss of $0.5 million (($0.04) per share)
o	Includes $0.3 million of expenses related to supply chain transition and Biz and Dryel acquisition

•	Gross margin of 44.8%, an increase of 3.8% from Q3 2019

DENVER, COLORADO – November 12, 2020 – Scott’s Liquid Gold-Inc. (OTC: SLGD) today announced operating results for the three months ended September 30, 2020.

President and Chief Executive Officer Mark Goldstein stated, “As we previously announced, pandemic driven raw material and container shortages impacted our third quarter revenue. We have seen limited improvements throughout our supply chain and expect better results in the fourth quarter, though challenges remain.”

Net Sales

Net sales remained level for three months ended September 30, 2020 compared to last year because a decrease in sales due to COVID-driven supply chain shortages was offset by an increase in net sales due to our Kids N Pets, Biz and Dryel acquisitions.

Net sales for the nine months ended September 30, 2020 increased $0.8 million compared to last year due to our Kids N Pets, Biz and Dryel acquisitions, partially offset by decreased sales for multiple product lines due to COVID-related shortages.

Net Loss

Our net loss of $0.5 million for the three months ended September 30, 2020 was primarily driven by COVID-related supply chain issues, increased SG&A expenses attributable to supply chain transition, acquisition-related expenses and interest expense associated with our new debt. These were partially offset by an increase in gross profit driven by the introduction of our Kids N Pets and SLG One products during the fourth quarter of 2019, the introduction of our Biz and Dryel products during the third quarter of 2020, and margin increases associated with outsourcing.

We reported a $0.4 million decrease in net loss for the nine months ended 2020 compared to last year due to our Kids N Pets, Biz and Dryel acquisitions, improved margins due to outsourcing our manufacturing, and a $0.4 million transition payment received related to the termination of our MJ distribution agreement. These decreases in net loss were partially offset by decreased sales caused by COVID-related reduced store traffic and raw material supply chain issues, increased SG&A due to supply chain transition and acquisition-related expenses, gain on sale of equipment during 2019, and interest expense associated with our new debt.

Cash Flow

Cash flow provided by operating activities was $4.3 million for the nine months ended September 30, 2020, as compared to cash flow provided from operating activities of $1.1 million for the same 2019 period. The $3.2 million increase in operating cash flow was primarily the result of our Kids N Pets, Biz, and Dryel acquisitions, as well as our improved margins driven by cost savings from outsourcing.

About Scott’s Liquid Gold-Inc.

Scott’s Liquid Gold-Inc. develops, markets, and sells high-quality, high-value household and personal care products nationally and internationally to mass merchandisers, drugstores, supermarkets, hardware stores, e-commerce retailers, other retail outlets, and to wholesale distributors.  Over the last 65+ years we have developed a reputation for delivering products that consumers know and trust.

Our flagship product, Scott’s Liquid Gold® Wood Care, is a leader in its category and is known for bringing life back to and protecting all types of natural wood surfaces. Our Kids N Pets® brands are award winning, safe, nontoxic, stain and odor removing products targeted toward households with children and pets. Our newly acquired Biz and Dryel are top performing laundry care products, with Biz being a top stain removing laundry additive, and Dryel being the market leader in at-home dry cleaning.

Scott’s Liquid Gold-Inc. also owns Neoteric Cosmetics, a personal care company with a rich history of offering products that deliver high-quality, proven results that customers expect. Neoteric’s personal care products are embraced and respected by both medical professionals and consumers alike and include brands such as Alpha® Skin Care, Prell®, and Denorex®. Neoteric Cosmetics is also the proud American specialty channel distributor for Batiste Dry Shampoo.

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$7,197	$7,178	$21,134	$20,365
Cost of sales	3,973	4,235	11,578	12,877
Gross Profit	3,224	2,943	9,556	7,488
Gross Margin	44.8%	41.0%	45.2%	36.8%

Operating expenses:
Advertising	169	105	531	491
Selling	2,168	1,369	5,371	4,381
General and administrative	1,377	1,223	4,284	3,604
Total operating expenses	3,714	2,697	10,186	8,476
(Loss) income from operations	(490)	246	(630)	(988)

Interest income	-	28	3	89
Interest expense	(137)	(5)	(215)	(14)
Gain on sale of equipment	-		-	110
Other income	-	-	350	-
(Loss) income before income taxes	(627)	269	(492)	(803)
Income tax benefit	110	118	174	144
Net (loss) income	$(517)	$387	$(318)	$(659)

Net (loss) income per common share
Basic	$(0.04)	$0.03	$(0.03)	$(0.05)
Diluted	$(0.04)	$0.03	$(0.03)	$(0.05)
Weighted average shares outstanding
Basic	12,480	12,462	12,468	12,435
Diluted	12,480	12,462	12,468	12,435

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except par value amounts)

	September 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$174	$1,094
Accounts receivable, net	4,451	2,695
Inventories, net	5,747	7,841
Income taxes receivable	107	705
Property and equipment held for sale	-	500
Prepaid expenses	701	368
Other current assets	-	71
Total current assets	11,180	13,274

Property and equipment, net	129	124
Deferred tax asset	692	556
Goodwill	5,280	3,230
Intangible assets, net	15,105	8,719
Operating lease right-of-use assets	3,048	188
Other assets	38	-
Total assets	$35,472	$26,091

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,959	$1,809
Accrued expenses	589	422
Current portion of long-term debt	1,000	-
Operating lease liabilities, current portion	301	197
Total current liabilities	4,849	2,428

Long-term debt, net of current portion and debt issuance costs	4,031	-
Operating lease liabilities, net of current	2,977	19
Other liabilities	143	27
Total liabilities	12,000	2,474

Shareholders’ equity:
Preferred stock, no par value, authorized 20,000 shares; no shares issued and outstanding	-	-
Common stock; $0.10 par value, authorized 50,000 shares; issued and outstanding 12,513 shares (2020) and 12,462 shares (2019)	1,251	1,246
Capital in excess of par	7,418	7,250
Retained earnings	14,803	15,121
Total shareholders’ equity	23,472	23,617
Total liabilities and shareholders’ equity	$35,472	$26,091

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(318)	$(659)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	976	552
Stock-based compensation	106	119
Deferred income taxes	(136)	(150)
Gain on sale of equipment	-	(110)
Change in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(1,756)	336
Inventories	3,373	787
Prepaid expenses and other assets	(200)	196
Income taxes receivable	598	1
Accounts payable, accrued expenses, and other liabilities	1,659	40
Total adjustments to net loss	4,620	1,771
Net cash provided by operating activities	4,302	1,112

Cash flows from investing activities:
Acquisition	(10,529)	-
Proceeds from sale of property and equipment	500	110
Purchase of internal-use software	-	(286)
Purchase of property and equipment	(17)	(101)
Cash paid for leasehold improvements	(484)	-
Reimbursement for leasehold improvements	247	-
Net cash used in investing activities	(10,283)	(277)

Cash flows from financing activities:
Proceeds from revolving credit facility	6,525	-
Repayments of revolving credit facility	(3,795)	-
Proceeds from term loan	3,000	-
Repayments of term loan	(167)	-
Proceeds from PPP loan	600	-
Repayment of PPP loan	(600)	-
Payments for debt issuance costs	(569)	-
Proceeds from exercise of stock options	67	43
Net cash provided by financing activities	5,061	43

Net (decrease) increase in cash and cash equivalents	(920)	878

Cash and cash equivalents, beginning of period	1,094	6,232
Cash and cash equivalents, end of period	$174	$7,110

Supplemental disclosures:
Cash paid during the period for interest	$23	$14

Note Regarding Forward-Looking Statements

This news release may contain "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and the Company's subsequent Quarterly Reports on Form 10-Q and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

Kevin Paprzycki, CFO

303.576.6032